Clifton Savings Bancorp, Inc. Announces
3rd Quarter Results

    Clifton, New Jersey – February 4, 2013 -- Clifton Savings Bancorp, Inc. (Nasdaq Global Select Market: CSBK) (the “Company”), the holding company of Clifton Savings Bank (the “Bank”), today announced the results of its operations for the three and nine months ended December 31, 2012.  Net income was $1.51 million for the three months ended December 31, 2012, a decrease of $568,000, or 27.3%, as compared to $2.08 million for the three months ended December 31, 2011. Net income was $5.08 million for the nine months ended December 31, 2012, a decrease of $860,000, or 14.5%, as compared to $5.94 million for the nine months ended December 31, 2011. Net income decreased for the three months ended December 31, 2012 primarily as a result of a decrease of $343,000, or 5.6%, in net interest income, an increase of $374,000, or 492.1%, in provision for loan losses, and an increase of $384,000, or 12.6%, in noninterest expenses, partially offset by a decrease of $109,000 in the loss on the write-down of land held for sale, and a decrease of $418,000, or 37.8%, in income taxes. Net income decreased for the nine months ended December 31, 2012 primarily as a result of a decrease of $943,000, or 5.0%, in net interest income, an increase of $606,000, or 445.6%, in provision for loan losses, and a $527,000 loss on extinguishment of debt, partially offset by a gain on sale of securities of $647,000, and a decrease of $614,000, or 19.0%, in income taxes. Basic and diluted earnings per common share were $0.06 for the three months ended December 31, 2012, a decrease of $0.02, or 25.0%, as compared to $0.08 for the three months ended December 31, 2011. Basic and diluted earnings per common share were $0.20 for the nine months ended December 31, 2012, a decrease of $0.03, or 13.0%, as compared to $0.23 for the nine months ended December 31, 2011. Cash dividends declared per common share were $0.12 for the three months ended December 31, 2012, an increase of $0.06, or 100.0%, as compared to $0.06 for the three months ended December 31, 2011. Cash dividends declared per common share were $0.24 for the nine months ended December 31, 2012, an increase of $0.06, or 33.3%, as compared to $0.18 for the nine months ended December 31, 2011. During the quarter ended December 31, 2012, the Company declared and paid both its third quarter 2012 dividend and fourth quarter 2012 dividend.

    Net interest income decreased $343,000, or 5.6%, for the three months ended December 31, 2012, to $5.80 million as compared to $6.14 million for three months ended December 31, 2011, despite an increase of 10 basis points in net interest margin, due to a decrease of $4.3 million in average net interest-earning assets. Average interest-earning assets decreased $101.5 million, or 9.5%, during the three months ended December 31, 2012, which consisted of decreases of $124.0 million in investment securities and $9.4 million in other interest-earning assets, partially offset by increases of $12.9 million in loans, and $19.0 million in mortgage-backed securities. The average balance of investment securities decreased primarily due to calls of a large portion of the Company’s investment portfolio, which consists mainly of U.S. government-sponsored or guaranteed enterprises. Other interest-earning assets decreased as funds received during the quarter were redeployed into higher yielding assets. Loans increased as origination and purchased loan volumes slightly exceeded repayment levels. Mortgage-backed securities increased as some of the cash flows from investment securities were used to purchase these types of securities. Average interest-bearing liabilities decreased $97.2 million, or 10.6%, during the three months ended December 31, 2012, primarily as a result of a decrease of $61.1 million in interest-bearing deposits, as the Bank continued a strategy of pricing deposits to allow for a controlled outflow of non-core deposits. This was coupled with a decrease of $36.1 million in borrowings during the three months ended December 31, 2012, resulting from the repayment of long-term borrowings.  Net interest margin increased to 2.41% for the quarter ended December 31, 2012 from 2.31% for the quarter ended December 30, 2011.  The net interest rate spread increased 14 basis points to 2.21% for the quarter ended December 31, 2012, as the 39 basis point decrease to 1.36% in the average rate paid on interest-bearing liabilities was partially offset by the 25 basis point decrease to 3.57% in the average yield earned on interest-earning assets.

    Net interest income decreased $943,000, or 5.0%, for the nine months ended December 31, 2012, to $17.83 million as compared to $18.77 million for nine months ended December 30, 2011, despite an increase of $14.0 million in average net interest-earning assets coupled with an increase of 2 basis points in net interest margin due to the reduced average size of the balance sheet.  Average interest-earning assets decreased $61.9 million, or 5.8%, during the nine months ended December 31, 2012, which consisted of a decrease of $95.1 million in investment securities, partially offset by increases of $7.9 million in loans, $23.5 million in mortgage-backed securities, and $1.8 million in other interest-earning assets. The average balance of investment securities decreased primarily due to calls of a large portion of the Company’s investment portfolio, which mainly consists of U.S. government-sponsored or guaranteed enterprises. Loans increased as origination and purchased loan volumes slightly exceeded repayment levels.  Mortgage-backed securities increased as some of the cash flows from investment securities were used to purchase these types of securities. Average interest-bearing liabilities decreased $75.9 million, or 8.2%, during the nine months ended December 31, 2012, primarily as a result of a decrease of $46.9 million in interest-bearing deposits, as the Bank continued a strategy of pricing deposits to allow for a controlled outflow of non-core deposits. This was coupled with a decrease of $29.0 million in borrowings during the nine months ended December 31, 2012, resulting from the repayment of long-term borrowings, including the repayment of a $16.2 million borrowing in advance of its maturity. Net interest margin increased to 2.39% for the nine months ended December 31, 2012 from 2.37% for the nine months ended December 31, 2011.  The net interest rate spread increased 3 basis points to 2.17% for the nine months ended December 31, 2012, as the 33 basis point decrease to 1.46% in the average rate paid on interest-bearing liabilities was mostly offset by the 30 basis point decrease to 3.63% in the average yield earned on interest-earning assets.

    The provision for loan losses increased $374,000, or 492.1%, to $450,000 for the three months ended December 31, 2012 as compared to $76,000 for the three months ended December 31, 2011. The provision for loan losses increased $606,000, or 445.6%, to $742,000 for the nine months ended December 31, 2012 as compared to $136,000 for the nine months ended December 31, 2011. During the three and nine months ended December 31, 2012, there were net charge-offs of $270,000 and $352,000, respectively, recorded on two one-to-four-family residential real estate loans. There was a $6,000 charge-off recorded on one commercial loan during the three and nine months ended December 31, 2011. Non-accrual loans increased $1.4 million, or 36.8%, from $3.8 million at March 31, 2012 to $5.2 million at December 31, 2012, and increased $2.0 million, or 64.6%, from $3.2 million at December 31, 2011. At December 31, 2012, non-accrual loans consisted of twenty-six loans secured by one- to four-family residential real estate, one commercial loan, four second mortgage loans secured by one- to four-family residential real estate, and one second mortgage loan secured by commercial real estate. Included in these non-accrual loans at December 31, 2012 are ten loans totaling $1.2 million that are current or less than ninety days delinquent. At December 31, 2011, one loan totaling $35,000 less than ninety days delinquent was included in non-accrual loans. In December 2011, the Bank amended its non-accrual policy to expand the classification of non-accrual loans to include loans that were previously ninety days or more delinquent until there is a sustained period of repayment performance (generally six months) by the borrower in accordance with the contractual terms of the loan. This change in policy is the major reason for a large portion of the increase in non-accrual loans from December 2011 and March 2012 to December 2012. The percentage of non-performing loans to total loans increased 30 basis points from 0.86% at March 31, 2012 to 1.16% at December 31, 2012, and increased 44 basis points compared to 0.72% at December 31, 2011. The increase in the provision for loan losses for the three and nine months ended December 31, 2012 compared to the comparable prior year periods was the result of management’s qualitative analysis of the allowance, which includes an evaluation of economic and other factors to determine the adequacy of the allowance for loan loss balance.

    During the nine months ended December 31, 2012, a loss on the extinguishment of debt of $527,000 and a gain on sale of securities of $647,000 resulted from a deleveraging strategy implemented in July 2012. No such transactions occurred during the three months ended December 31, 2012, or the three and nine months ended December 31, 2011.  During the nine months ended December 31, 2012, $16.2 million in advances which had a weighted average rate of 3.67% were extinguished. This was funded by the sale of $8.2 million of mortgage-backed securities and by cash.

    The loss on the write-down of land held for sale decreased $109,000 to zero during the three months ended December 31, 2012, and decreased $10,000, or 9.2%, to $99,000 during the nine months ended December 31, 2012, as compared to $109,000 being recorded for the three and nine months ended December 31, 2011. During the first quarter of fiscal 2012, land held for sale was written-down to the contract sales price less estimated costs to sell. The property was sold in July 2012.

    Non-interest expense increased $384,000, or 12.6%, to $3.43 million for the three months ended December 31, 2012, as compared to $3.04 million for the three months ended December 31, 2011. The increase was primarily the result of increases of $69,000, or 22.3%, in occupancy expense of premises, $59,000, or 22.6%, in equipment expense, $109,000, or 61.9%, in directors’ compensation, and $108,000, or 24.5%, in other expenses. Occupancy expense of premises and equipment expense increased due to normal annual increases as well as the additional expenses associated with the Bank’s loan department being moved to a new leased location in September 2012.  Directors’ compensation increased as a $117,000 expense was recorded in October 2012 in connection with a death benefit payout from the directors’ retirement plan as a result of the death of one of the directors of the Company.  Other expenses increased mostly due to an increase in stationary and printing costs related to the moving of the loan department, along with costs associated with the hiring of a commercial loan officer, increased costs related to a new internal audit firm hired in the current year and increased real estate owned operating expenses.

    Non-interest expense increased $77,000, or 0.8%, to $10.23 million for the nine months ended December 31, 2012, as compared to $10.15 million for the nine months ended December 31, 2011. The increase was primarily the result of increases of $215,000, or 4.2%, in in salaries and employee benefits expense, $84,000, or 10.6%, in equipment expense, and $112,000, or 20.6%, in directors’ compensation partially offset by a decrease of $385,000, or 74.3%, in legal fees. The increase in salaries and employee benefits was mainly due to an increase in costs associated with the hiring of an enterprise risk officer and compliance officer in the 2012 period, along with normal annual salary increases. Equipment expenses increased due to normal annual increases as well as the additional expenses associated with the Bank’s loan department being moved to a new leased location in September 2012.  Directors’ compensation increased as a $117,000 expense was recorded in October 2012 in connection with a death benefit payout from the directors’ retirement plan as a result of the death of one of the directors of the Company. The decrease in legal expenses was primarily due to the expensing of legal fees totaling $302,000 during the 2011 period as a result of the withdrawal of the Bank’s second-step conversion application and the postponement of the Company’s related stock offering which was announced in June 2011.

    Income taxes decreased $418,000, or 37.8%, to $688,000 for the three months ended December 31, 2012, as compared to $1.11 million for the three months ended December 31, 2011. Income taxes decreased $614,000, or 19.0%, to $2.62 million for the nine months ended December 31, 2012, as compared to $3.24 million for the nine months ended December 31, 2011. The decrease in income taxes for both periods was the result of lower pre-tax income.  The effective income tax rate was 31.2% for the three month 2012 period compared with 34.7% for the three month 2011 period, and 34.0% for the nine month 2012 period compared with 35.3 % for the nine month 2011 period.

    The Company’s total assets decreased $81.0 million, or 7.4%, to $1.020 billion at December 31, 2012, from $1.101 billion at March 31, 2012.  Net loans increased $11.8 million, or 2.7%, to $448.6 million at December 31, 2012 from $436.8 million at March 31, 2012 as origination volume and purchases of loans were higher than repayment levels. Securities, including both available for sale and held to maturity issues, decreased $99.1 million, or 17.3%, to $475.1 million at December 31, 2012, from $574.2 million at March 31, 2012 primarily as a result of investment security calls and repayments of principal on mortgage-backed securities. Cash and cash equivalents increased $519,000, or 1.3%, to $40.8 million at December 31, 2012 from $40.3 million at March 31, 2012.

    Total liabilities decreased $80.3 million, or 8.8%, to $834.7 million at December 31, 2012 from $915.0 million at March 31, 2012.  Deposits decreased $55.2 million, or 6.7%, from $826.3 million at March 31, 2012 to $771.1 million at December 31, 2012. The decrease in deposits was due to the Company’s continued strategy of pricing deposits to allow for controlled outflow of non-core deposits to maintain the net interest spread and margin in the current economic environment. Borrowed funds decreased $24.0 million, or 30.5%, to $54.7 million at December 31, 2012 as compared to $78.7 million at March 31, 2012. During the nine months ended December 31, 2012, $7.8 million of long-term borrowings were repaid in accordance with their original terms, and $16.2 million of long-term borrowings were paid off in advance, resulting in a prepayment penalty of $527,000 which was recorded in July 2012. The average rate of outstanding borrowings as of December 31, 2012 was 3.82%.

    Total stockholders’ equity decreased $943,000, or 0.5%, to $185.5 million at December 31, 2012 from $186.5 million at March 31, 2012. The decrease resulted primarily from cash dividends declared of $6.15 million, partially offset by net income of $5.08 million. At December 31, 2012, there were 26,137,415 shares of Company common stock outstanding.

    John A. Celentano, Jr., the Company’s Chairman and Chief Executive Officer, stated, “We have made several personnel changes in the past quarter. Director John Stokes passed away on September 30, 2012. The Board appointed Stephen Adzima, also a Bergen County resident, on November 28, 2012 to fill the vacancy. Mr. Adzima is the President of Universal Electric Motor Service Inc. of Hackensack, New Jersey, and has served on the Board of Trustees of William Paterson University (2005-present) and on the Borough of Wallington Council (1994-2011).

    The head of the Human Resources Department, Josephine Scavone, retired after 25 years of service and was replaced by Bernadette McDonald, who has served in various departments of the Bank for over 20 years. Currently, Ms. McDonald is President of the Kearny Board of Education.

    In this quarter we also hired Tracy Tripucka as Senior Vice President of Commercial Lending to develop a conservatively-focused, commercial loan department. Mr. Tripucka is well-known, experienced and respected in the field.

    We also decided in the quarter to initiate a mortgage program in areas of New Jersey that were affected by Superstorm Sandy which struck on October 29, 2012. While thousands New Jersey homeowners awaited payments from insurance companies and FEMA, our Bank started a no-points, low-interest loan program aiming to give homeowners a chance to commence repairs before payments from FEMA and insurance companies arrive.”

    The Company is the holding company of the Bank, a federally chartered savings bank headquartered in Clifton, New Jersey.  The Bank currently operates a total of 12 full-service banking offices in northeast New Jersey. The Company’s majority stockholder is Clifton MHC, a federally chartered mutual holding company.

    This release contains “forward-looking statements” which may describe future plans and strategies, including our expectations of future financial results.  Management’s ability to predict results or the effect of future plans or strategies is inherently uncertain.  Factors that could affect our actual results include market interest rate trends, the general regional and national economic climate, our ability to control costs and expenses, actions by our competitors and federal and state regulation.  As we have no control over these factors, they should be considered in evaluating any forward-looking statements and undue reliance should not be placed on such statements.

Selected Consolidated Financial and Other Data

	At December 31,	At March 31,
	2012	2012
	(Dollars in thousands)
Financial Condition Data:
Total assets	$1,020,209	$1,101,440
Loans receivable, net	448,591	436,833
Cash and cash equivalents	40,776	40,257
Securities	475,086	574,209
Deposits	771,105	826,275
FHLB advances	54,694	78,679
Total stockholders' equity	185,519	186,461

	Three Months
	Ended December 31,
	2012	2011
	(Dollars in thousands)
Operating Data:
Interest income	$8,600	$10,161
Interest expense	2,800	4,018
Net interest income	5,800	6,143
Provision for loan losses	450	76
Net interest income after
provision for loan losses	5,350	6,067
Noninterest income	281	272
Loss on write-down of land held for sale	-	(109)
Net (loss) on sale/disposal of
premises and equipment	(3)	-
Noninterest expense	3,426	3,042
Income before income taxes	2,202	3,188
Income taxes	688	1,106
Net income	$1,514	$2,082
Basic and diluted earnings per share	$0.06	$0.08

	Nine Months
	Ended December 31,
	2012	2011
	(Dollars in thousands)
Operating Data:
Interest income	$27,130	$31,158
Interest expense	9,300	12,385
Net interest income	17,830	18,773
Provision for loan losses	742	136
Net interest income after
provision for loan losses	17,088	18,637
Noninterest income	827	811
Loss on write-down of land held for sale	(99)	(109)
Loss on extinguishment of debt	(527)	-
Gain on sale of securities	647	-
Net (loss) on sale/disposal of
premises and equipment	(3)	(9)
Noninterest expense	10,229	10,152
Income before income taxes	7,704	9,178
Income taxes	2,622	3,236
Net income	$5,082	$5,942
Basic and diluted earnings per share	$0.20	$0.23

At or For the Nine	At or For the Three
Months Ended	Months Ended
December 31,	December 31,
2012	2011	2012	2011

Performance Ratios (1):
Return on average assets	0.64%	0.70%	0.59%	0.74%
Return on average equity	3.63%	4.34%	3.24%	4.52%
Interest rate spread (2)	2.17%	2.14%	2.21%	2.07%
Net interest margin (3)	2.39%	2.37%	2.41%	2.31%
Noninterest expense to average assets	1.29%	1.20%	1.33%	1.08%
Efficiency ratio (4)	54.77%	52.15%	56.37%	48.24%
Average interest-earning assets to
average interest-bearing liabilities	1.18	x	1.15	x	1.17	x	1.16	x
Average equity to average assets	17.63%	16.14%	18.14%	16.32%
Basic and diluted earnings per share	$0.20	$0.23	$0.06	$0.08
Dividends per share (5)	$0.24	$0.18	$0.12	$0.06
Dividend payout ratio (5)	121.07%	26.57%	203.17%	25.26%

Capital Ratios (6):
Core (tier 1) capital	16.17%	14.20%	16.17%	14.20%
Tier 1 risk-based capital	39.89%	38.53%	39.89%	38.53%
Total risk-based capital	41.49%	39.03%	41.49%	39.03%

Asset Quality Ratios:
Allowance for loan losses as a percent of
total gross loans	0.55%	0.45%	0.55%	0.45%
Allowance for loan losses as a percent of
nonperforming loans	47.47%	63.33%	47.47%	63.33%
Net charge-offs to average outstanding
loans during the period	0.08%	0.00%	0.06%	0.00%
Nonperforming loans as a percent of
total gross loans	1.16%	0.72%	1.16%	0.72%
Nonperforming assets as a percent of
total assets	0.53%	0.30%	0.53%	0.30%

Other Data:
Number of:
Real estate loans outstanding	2,195	2,204	2,195	2,204
Deposit accounts	29,603	32,065	29,603	32,065
Full service customer service facilities	12	12	12	12

________________________________
(1) Performance ratios are annualized.
(2) Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of interest-bearing liabilities.
(3) Represents net interest income as a percent of average interest-earning assets.
(4) Represents noninterest expense divided by the sum of net interest income and noninterest income, including gains and losses on the sale, disposal or write-down of assets and extinguishment of debt.

(5) Reflects only shares of common stock held by stockholders other than Clifton MHC for 2011 periods.
(6) Bank only.